UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2022

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MSCI Inc.

(Exact name of Registrant as Specified in Its Charter)

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Delaware	001-33812	13-4038723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007

(Address of principal executive offices) (Zip Code)

(212) 804-3900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MSCI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement

On June 9, 2022, MSCI Inc. (the “Company”), the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as administrative agent, entered into an Amended and Restated Credit Agreement (the “Credit Agreement”), amending and restating in its entirety the Revolving Credit Agreement, dated as of November 20, 2014 (as amended through Amendment No. 5 thereto, the “Existing Credit Agreement”), among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent and L/C Issuer, and the other parties thereto. The Credit Agreement makes available to the Company (x) an aggregate of $500.0 million of revolving loan commitments, which may be drawn until February 2027, and (y) an aggregate of $350.0 million of term loan commitments. The term loan commitments were drawn in full on June 9, 2022 and the resulting term loans mature in February 2027. The revolving loan commitments were undrawn at closing. The obligations under the Credit Agreement are general unsecured obligations of the Company and the guarantors.

Interest on the term loans under the Credit Agreement accrues, at a variable rate, based on the secured overnight funding rate (“SOFR”) or the alternate base rate (“Base Rate”), plus, in each case, an applicable margin and will be due on each Interest Payment Date (as defined in the Credit Agreement). Until the delivery of financial statements to the Administrative Agent for the fiscal quarter ending June 30, 2022, the applicable margin is 1.00% for Base Rate loans, and 2.00% for SOFR loans. Thereafter, the applicable percentage per annum is calculated by reference to the Company’s Consolidated Leverage Ratio and ranges between 1.50% to 2.00% for SOFR loans, and 0.50% to 1.00% for Base Rate loans. The term loans will amortize in quarterly installments commencing on October 15, 2022 in amounts as set forth in the Credit Agreement, with the unpaid balance of term loans maturing in February 2027. The Company expects incremental interest expense relating to the term loans of approximately $9 million for fiscal year 2022 based on the 30-day SOFR forward curve as of the reference date determined in the manner set forth in the Credit Agreement.

The Credit Agreement also contains customary events of default, representations and warranties and covenants, including, among other things, covenants that restrict the ability of the subsidiaries of the Company to incur certain additional indebtedness and restrict the ability of the Company and its subsidiaries to create or permit liens on assets, engage in sale/leasebacks transactions or engage in mergers or consolidations. The Credit Agreement also requires the Company to maintain (i) a maximum Consolidated Leverage Ratio (as defined in the Credit Agreement) measured quarterly on a rolling four-quarter basis not to exceed 4.25:1.00 (or 4.50:1.00 for two fiscal quarters following a material acquisition) and (ii) a minimum Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) measured quarterly on a rolling four-quarter basis of at least 4.00:1.00. The Credit Agreement events of default, representations and warranties, and covenants are substantially the same as those under the Existing Credit Agreement.

The proceeds of the term loans will be used for general corporate purposes (including, without limitation, potential purchases of the Company’s common stock, investments and acquisitions).

The lenders, joint lead arrangers and bookrunners and/or agents under the Credit Agreement, and certain of their affiliates, have engaged in, and/or in the future may engage in, banking and other transactions with the Company, including previous credit facilities. These parties have received or may receive in the future customary fees and expense reimbursement in connection with these services.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
Exhibit 10.1	Amended and Restated Credit Agreement, dated as of June 9, 2022, among MSCI Inc., each of the subsidiary guarantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and L/C Issuer and the other lenders party thereto.
Exhibit 104	Cover Page Interactive Data File (embedded in the cover page formatted in Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSCI Inc.
Date:	June 14, 2022	By:	/s/ Henry A. Fernandez
		Name:	Henry A. Fernandez
		Title:	Chairman and Chief Executive Officer